KLEINWORT
BENSON
AUSTRALIAN
INCOME FUND, INC.
------------------------
REPORT TO SHAREHOLDERS

  REPORT HIGHLIGHTS
  - Australian dollar rose from US$0.63 to US$0.65 over the period.
  - Australian inflation continues to be below the Reserve Bank of Australia's 2.0%-3.0% target band.
  - Low interest rate levels and improvements in the employment sector continue to strengthen Australia's consumer confidence.
  - The yield on ten-year Australian government bonds ended the period at
    6.3%.
-----------------------------------------------

TO OUR SHAREHOLDERS,

    During the nine months ended July 31, 1999, the total value of the Fund declined slightly, with Australian and New Zealand bonds undermined by a move to higher global bond yields. The Australian dollar did recover slightly against the U.S. currency, but this appreciation was not sufficient to compensate for lower bond prices. The slight reduction in the Fund's discount led to a closing share price which was unchanged from its end-of-October level. The investment policy of the Fund continued to target high-quality Australian bonds--where possible, free from withholding tax. An exposure to New Zealand dollar debt securities was maintained for diversification purposes. At July 31, 1999, the Fund's closing market price was $6.63, a discount of 17.91% to its net asset value of $8.07.
    For the twelve-months ended July 31, 1999, the Fund achieved a total return on net asset value (with income reinvested) of 9.45%. The monthly dividend has been maintained at US$0.04 per share since January 1999. Over the financial year-to-date, the Fund has achieved a superior level of income return to that available on U.S. Treasury securities. However, recent declines in Australian and New Zealand interest rates have reduced the Fund's income stream and led the Board to consider strategies for yield enhancement. These proposals are detailed in the proxy statement, mailed under separate cover, and are recommended for shareholder approval at the annual shareholder meeting scheduled for October 15, 1999. The Fund generated a current twelve-month income yield of 6.3% as of July 31, 1999 (based on the Fund's income distribution of $0.42 per share over the period divided by the Fund's closing market price at July 31, 1999).

    A further analysis of the Fund's performance since inception is provided on the following page.

           [SIGNATURE]

    Sir Robert Cotton
    Chairman
    September 3, 1999

    ----------------------------------------------------------------------------

   PORTFOLIO SUMMARY

    At July 31, 1999, the average maturity of the Fund's portfolio was 5.5 years with an average duration of 4.3 years and a current yield to maturity of 6.2%. Securities rated AAA comprised 78% of the portfolio with the remaining 22% in AA rated securities.
--------------------------------------------------------------------------------

KLEINWORT
BENSON
AUSTRALIAN
INCOME FUND, INC.
------------------------
PERFORMANCE FROM INCEPTION THROUGH JULY 31, 1999
(UNAUDITED)

                  GROWTH OF A HYPOTHETICAL $10,000 INVESTMENT

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            FUND MARKET VALUE    FUND NET ASSET VALUE   U.S. INDEX   AUSTRALIAN INDEX
11-86                  $10,000                 $10,000      $10,000            $10,000
07-87                   $9,751                 $11,623       $9,899            $12,064
07-88                  $13,511                 $15,350      $10,566            $16,159
07-89                  $14,020                 $15,314      $12,198            $16,312
07-90                  $15,518                 $17,997      $12,918            $19,746
07-91                  $19,341                 $21,209      $14,210            $23,722
07-92                  $23,573                 $24,940      $16,360            $28,251
07-93                  $22,937                 $25,738      $18,153            $29,616
07-94                  $23,634                 $26,796      $18,123            $30,540
07-95                  $24,749                 $28,982      $19,880            $33,835
07-96                  $28,846                 $33,955      $20,888            $40,351
07-97                  $32,021                 $37,341      $23,013            $45,420
07-98                  $26,735                 $32,460      $24,953            $40,455
07-99                  $28,317                 $35,482      $25,636            $44,788

Since its inception in 1986, the Fund has achieved an average annualized return on market value of 8.55%, on the basis noted below. On a net asset value basis, which measures the performance of the Fund's underlying portfolio, the average annualized return has been 10.50% and has outpaced the Salomon Brothers US Government Bond Index, which has averaged 7.71%. The Salomon Brothers Australian Government Bond Index has averaged 12.56% since the Fund's inception, with the difference between the Fund's net asset value performance and that of the index primarily attributable to the Fund's operating and foreign tax expenses, which neither index is subject to. After adjusting for these expenses, which have averaged 2.11% since inception, the Fund has slightly outperformed the Australian index.

                    ANNUALIZED                           9                                          10         SINCE
                    PERFORMANCE                       MONTHS*    1 YEAR     3 YEARS    5 YEARS     YEARS    INCEPTION+
 Fund Market Value (1)                                 7.76%      5.91%     -0.63%      3.67%      7.28%       8.55%
 Fund Net Asset Value (2)                              2.71%      9.31%      1.49%      5.78%      8.77%      10.50%
 Salomon Brothers U.S. Gov't Bond Index (3)           -2.33%      2.74%      7.06%      7.18%      7.70%       7.71%
 Salomon Brothers Australian Gov't Bond Index (3)      3.53%     10.71%      3.54%      7.96%     10.62%      12.56%

--------------------------------------------------------------------------------
      * Not Annualized
      + Fund commenced operations November 28, 1986.
    (1) Based on market value per share, adjusted for rights offerings, and assumes reinvestment of all distributions at reinvestment plan prices.
    (2) Based on net asset value per share, adjusted for rights offerings, and assumes reinvestment of all distributions at the ex-dividend date net asset value. This measures the performance of the underlying Fund portfolio and may not be indicative of returns to investors.
    (3) The Salomon Brothers US and Australian Government Bond Indices are US$ based unmanaged indices.

        Please remember that past performance may not be indicative of future results.

KLEINWORT
BENSON
AUSTRALIAN
INCOME FUND, INC.
------------------------
MARKET REVIEW

    MARKET REVIEW
--------------------------

    Throughout the period under review, world economic growth recovered, led by continued economic growth in the United States where both business and consumer confidence remained robust. Fears that sustained growth would be accompanied by a rise in inflation were compounded by a sharp appreciation in the price of oil. While a sustained uptrend in domestic inflation did not fully materialize, the U.S. Federal Reserve nevertheless moved toward a tightening bias, raising interest rates in June, as a precautionary measure. Given this macroeconomic environment, the U.S. Treasury market performed poorly, resulting in bearish sentiment across the major global bond markets.

    The Australian market fell during the nine months ended July 31, 1999, with only sporadic periods of respite in the downtrend. Ten-year yields initially fluctuated around 5.0% from November 1998 to January 1999, but the bond market subsequently deteriorated as yields rose through the course of spring and summer 1999 to end the period at 6.3%. Having reduced the short-term Cash Target from 5.0% to 4.75% in November 1998, the Reserve Bank of Australia held official short-term interest rates at that level, against a background of sustained domestic economic growth and relatively low inflation.

    The New Zealand bond market moved in parallel with Australian bonds in the ten-year area, as yields rose from 5.4% to 6.6%. Initially, the short-term direction of interest rates was determined by a need to support the fragile recovery in domestic economic conditions. Short market rates therefore remained low and the Official Cash Rate, introduced in April 1999, was held at 4.50%. Subsequently, the outlook for medium-term interest rates was revised higher, as the improvement in the domestic economy over the course of the summer caused some fear of a rise in rates by year-end. In retrospect, it was the bearish sentiment in the U.S. Treasury market that ultimately caused yields to rise in the medium and longer end of the New Zealand market.

    From November 1998 to July 1999, the Australian dollar rose marginally from US$0.63 to US$0.65. Within the period, however, there was a large degree of volatility. The currency traded in a broad uptrend from November to early April, and then appreciated sharply before adopting its current US$0.64 to US$0.67 range from mid-May. Throughout the period, the Australian dollar was supported by the ongoing strength of the domestic economy, the recovery of Emerging Asian economies, and modest rises in certain key base metal prices. The sharp appreciation in the spring was largely the result of an upward revision of domestic growth prospects and, more important, an anticipation of higher short rates. The current range has been threatened by adverse movements in the gold price, which fell further after a substantial sale of Bank of England reserves. Market sentiment was also affected by the prospect of significantly higher interest rates in the United States.

    The New Zealand dollar closed the period virtually unchanged, having returned to November's initial US$0.53 level by the end of July 1999. The currency's correlation with the Australian dollar was close as it responded to the same global economic and market factors outlined above in much the same way. Despite initial evidence of an improvement in the New Zealand current account from December 1998 onwards, the (currency positive) impact of the economic recovery in the Asian region was tempered by deterioration in the trade balance, as in Australia. The key difference between the fundamental factors affecting both currencies was the comparative weakness of the domestic economy in New Zealand, despite the recovery.

KLEINWORT
BENSON
AUSTRALIAN
INCOME FUND, INC.
------------------------
ECONOMIC REVIEW

    ECONOMIC REVIEW
-----------------------------

AUSTRALIA

    From November 1998 to July 1999, the Australian economy continued to expand at a higher rate than expected. GDP grew at 1.1% over the first quarter of 1999, the sixth consecutive quarterly reading above 1.0%, to be 4.8% higher than a year before. The economy was driven by the continued strength of consumer confidence, supported by the low interest rate levels and recent improvements in the employment sector. Business confidence remained high, with the NAB business index rising to +11 in July, exceeding the previous peak of +9, recorded in March. The current account deficit, in contrast, continued to deteriorate, due to the wide divergence between strong domestic and weak Asian demand. Although the recovery of regional Asian economies has become increasingly evident, international trade remains a drag on growth, with greater net imports causing the deficit to deteriorate to A$8,283mn in the first quarter of 1999.

    The consumer sector continued to accelerate over the period as a whole, with year-on-year retail trade rising over 7.1% in the year-to-June 1999, compared with 5.3% to November 1998. The sector remains supported by both strong labor and housing markets. Unemployment declined from 7.9% in November 1998 to 7.2% in June 1999. Additionally, both the ANZ job advertisements survey and the number of skilled vacancies revealed no change in the current high levels of demand. The Australian housing market remains fairly buoyant. Building approvals rose 6.9% in the year-to-June 1999, though this was partly offset by recent moderation in the housing finance series.

    Australian inflation remained comfortably below the Reserve Bank of Australia's 2.0%-3.0% target band during the period under review. Headline CPI rose just 1.1% in the year-to-June 1999, having risen only 1.2% in the March quarter. The treasury underlying figures rose marginally over the period, from 1.6% to 1.7%, but given the sustained expansion of the economy--and in particular the high level of consumer demand--the inflationary background remains relatively benign. The possibility of imported inflation, a concern this time last year, was prevented by the partial recovery of the Australian dollar over the period. Additionally, the substantial rise in the price of oil failed to ignite inflationary pressures, and was in any case offset by continued weakness in certain key commodities, in particular gold.

NEW ZEALAND

    Economic growth in New Zealand continued to recover through the course of 1999 after the technical recession seen in the first half of 1998. GDP expanded by 0.7% in both the December and March quarters. The rebound was driven by a substantial rise in investment spending, which was in turn encouraged by the low level of interest rates. The new economic cycle is still in its earliest stages, however, with GDP for the year to March falling 0.2%. Employment firmed over the period, in line with economic improvements, as the unemployment rate fell from 7.7% in the final quarter of 1998 to 7.0% for the June quarter. The rate remains above the 6.7% average for the last four years, but the decline has nevertheless given a renewed impetus to the consumer sector. Retail trade rose 3.5%, in the year-to-June 1999. In trend terms, retail sales have now risen for the fourth consecutive quarter. The exporting sector continues to lag the remainder of the economy despite the recovery of regional Asian economies, on which New Zealand is heavily dependent. The current account deficit has stabilized a little, with the annual deficit standing at 1.7% of GDP in June 1999. Imports are currently rising at around 8.0% on

KLEINWORT
BENSON
AUSTRALIAN
INCOME FUND, INC.
------------------------
ECONOMIC REVIEW

an annual basis, negating the effect of increased exports and thus keeping the current account deficit at high levels.

    Economic recovery has led pricing in New Zealand to emerge from a period of deflation, with June quarter CPI posting the first positive figure in three quarters. The underlying CPIX measure, monitored by the Reserve Bank, remained benign, rising from 1.0% to 1.2% over the June quarter. Producer price inflation is also returning to an upward trend, with input prices rising 0.6% over the June quarter and the output reading rising 0.4%. There was no major change in tradeable goods prices given the New Zealand dollar's return to the $0.52/USD level. Commodity prices on the whole also remained unchanged for most of the period; however, an uptick in pricing has recently been recorded, driven by rises in meat, wood and aluminium prices and the stronger global economic background.

KLEINWORT
BENSON
AUSTRALIAN
INCOME FUND, INC.
------------------------
PORTFOLIO OF INVESTMENTS

                                                                   July 31, 1999
                                                                     (Unaudited)

Long-Term Investments -- 97.1%

PRINCIPAL AMOUNT                                                                                            VALUE (US$)
----------------------------------------------------------------------------------------------------------  -----------
AUSTRALIAN GOVERNMENT AND SEMI-GOVERNMENT BONDS -- 63.2%
               EUROBONDS -- 42.5%
A$  2,000,000  State Bank of South Australia                      9.5% due 10/15/02.......................  $1,433,833
    5,000,000  Australian Industrial Development Corp.            9.25% due 2/17/03.......................   3,592,267
    3,300,000  Export Finance & Insurance Corp.                   9% due 3/26/03..........................   2,358,454
    2,750,000  State Bank of South Australia                      10.5% due 6/23/03.......................   2,058,752
    1,500,000  South Australian Government Bond                   7.25% due 9/22/03.......................   1,016,248
    2,500,000  Australian Industrial Development Corp.            8.75% due 7/20/04.......................   1,807,490
   21,400,000  Queensland Treasury Corp.                          6.5% due 6/14/05........................  14,160,847
    1,200,000  Treasury Corp. of Victoria                         9% due 6/27/05..........................     884,206
    1,000,000  Commonwealth Bank of Australia                     9% due 8/15/05..........................     737,973
    6,000,000  New South Wales Treasury Corp.                     6.5% due 5/01/06........................   3,949,005
   14,500,000  Queensland Treasury Corp.                          6% due 7/14/09..........................   9,032,461
                                                                                                            -----------
                                                                                                            41,031,536
                                                                                                            -----------
               DOMESTIC BONDS -- 20.7%
A$ 10,000,000  Commonwealth Government Bond                       6.75% due 11/15/06......................   6,779,793
    6,000,000  Western Australia Treasury Corp.                   8% due 7/15/03..........................   4,190,992
    4,000,000  Victoria Public Finance Authority                  12.5% due 10/15/03......................   3,231,427
    7,500,000  Commonwealth Government Bond                       8.75% due 8/15/08.......................   5,738,556
                                                                                                            -----------
                                                                                                            19,940,768
                                                                                                            -----------
Total Australian Government and Semi-Government Bonds -- (Cost $60,684,228)                                 60,972,304
                                                                                                            -----------
AUSTRALIAN EUROBONDS -- 17.1%
A$  3,500,000  DSL Finance N.V.                                   10.25% due 4/7/00.......................   2,357,708
    6,000,000  Morgan Guaranty Trust Co.                          8% due 4/18/01..........................   4,063,764
    2,000,000  Bayerische Vereinsbank                             8.75% due 5/17/01.......................   1,373,373
    5,000,000  Nederlandse Waterschapsbank N.V.                   7% due 3/15/02..........................   3,346,998
    4,000,000  National Australia Bank                            7% due 7/23/04..........................   2,680,556
    3,500,000  Bayerische Vereinsbank                             10.25% due 10/28/04.....................   2,660,570
                                                                                                            -----------
Total Australian Eurobonds-(Cost $18,182,055)                                                               16,482,969
                                                                                                            -----------
NEW ZEALAND EUROBONDS -- 14.6%
NZ$ 4,000,000  European Investment Bank                           8.5% due 5/30/01........................   2,218,847
    2,000,000  KFW International Finance                          7.5% due 11/08/01.......................   1,092,949
    3,000,000  KFW International Finance                          7.625% due 4/29/02......................   1,642,918
    7,000,000  Federal National Mortgage Association (US)         7.25% due 6/20/02.......................   3,802,378
    2,000,000  KFW International Finance                          7.25% due 2/20/07.......................   1,345,753
    8,400,000  I.B.R.D.                                           5.5% due 11/03/08.......................   3,982,798
                                                                                                            -----------
Total New Zealand Eurobonds -- (Cost $15,496,632)                                                           14,085,643
                                                                                                            -----------
NEW ZEALAND GOVERNMENT BOND -- 2.2%
NZ$ 4,000,000  New Zealand Government Bond                        7% due 7/15/09 -- (Cost $2,219,258).....   2,176,514
                                                                                                            -----------
TOTAL PORTFOLIO OF INVESTMENTS -- 97.1% (COST $96,582,173)                                                  93,717,430
                                                                                                            -----------
OTHER ASSETS LESS LIABILITIES -- 2.9%                                                                        2,804,622
                                                                                                            -----------
NET ASSETS -- 100.0%                                                                                        $96,522,052
                                                                                                            -----------
                                                                                                            -----------

KLEINWORT
BENSON
AUSTRALIAN
INCOME FUND, INC.
------------------------
FINANCIAL SUMMARY

                                         For the nine months ended July 31, 1999
                                                                     (Unaudited)

                                                         NET ASSET
                                           TOTAL NET       VALUE
                                             ASSETS      PER SHARE
                                          ------------  ------------

    Beginning of period, November 1,
      1998..............................  $100,046,885        $ 8.37
                                          ------------  ------------

    Operations:
    Net investment income*..............     4,152,557          0.35
    Net realized gain (loss) on:
      Investment transactions*..........       507,759          0.04
      Foreign currency transactions**...      (223,785)        (0.02)
    Change in unrealized depreciation
      on:
      Investments*......................    (6,512,985)        (0.54)
      Foreign currency denominated
        assets and liabilities**........     4,720,176          0.39
                                          ------------  ------------

    Net increase in net assets resulting
      from operations...................     2,643,722          0.22
                                          ------------  ------------

    Dividends paid from net investment
      income............................    (3,885,233)        (0.33)
    Distributions paid from net realized
      capital gains.....................    (2,283,322)        (0.19)
                                          ------------  ------------
    Net decrease in net assets resulting
      from distributions
      to shareholders...................    (6,168,555)        (0.52)
                                          ------------  ------------

    Net decrease in net asset value.....    (3,524,833)        (0.30)
                                          ------------  ------------

    End of period, July 31, 1999........  $ 96,522,052        $ 8.07
                                          ------------  ------------
                                          ------------  ------------

  * Net decrease in net assets before net foreign currency gain and dividends and distributions paid to shareholders was ($1,852,669), equal to ($0.15) per share.
 ** Net realized and unrealized foreign currency gain was $4,496,391, equal to $0.37 per share.

KLEINWORT
BENSON
AUSTRALIAN
INCOME FUND, INC.
------------------------
DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN
                                                                     (Unaudited)

DIVIDEND REINVESTMENT AND CASH
PURCHASE PLAN

    The Fund offers to shareholders a Dividend Reinvestment Plan which provides participants with a prompt and simple way to reinvest their income dividends and capital gain distributions in additional Fund shares. If you choose to participate in the Plan, your income dividends and capital gain distributions will automatically be reinvested in Fund shares at the lower of market price or net asset value, at up to a 5% discount for market price, on valuation date. The Plan also includes a Cash Purchase option which provides Reinvestment Plan participants with the opportunity to make additional cash investments in Fund shares directly through the Plan Agent.

    The Plan is entirely voluntary and, subject to the terms and conditions of the Plan, you may join or withdraw at any time. A brochure with more information, including the full terms and conditions, and an application is available from the Plan Agent, Boston EquiServe, telephone (800) 730-6001.

    If you wish to participate and your shares are registered in your name, simply complete and return the application form. If your shares are held in the name of a brokerage firm, bank or other nominee, your shares may need to be re-registered in your own name in order for you to participate. Please consult your broker to determine what needs to be done to arrange for you to join the Plan.

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
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
                     (This page intentionally left blank.)

DIRECTORS AND OFFICERS
Sir Robert C. Cotton
DIRECTOR AND CHAIRMAN OF THE BOARD
SYDNEY, AUSTRALIA

Luke Knecht
PRESIDENT AND DIRECTOR
SAN FRANCISCO, CA

James J. Foley
DIRECTOR
BELMONT, MA

Leonard T. Hinde
DIRECTOR
MOSMAN, NSW, AUSTRALIA

The Earl of Limerick
DIRECTOR
LONDON, ENGLAND

G. William Miller
DIRECTOR AND DEPUTY CHAIRMAN OF THE BOARD
WASHINGTON, DC

Stephen K. West
DIRECTOR
NEW YORK, NY

Robert J. Goldstein
SECRETARY
SAN FRANCISCO, CA

Jennie W. Klein
TREASURER
SAN FRANCISCO, CA

INVESTMENT ADVISOR
Kleinwort Benson Investment
Management Americas Inc.
SAN FRANCISCO, CA



    KLEINWORT
    BENSON
    AUSTRALIAN
    INCOME FUND, INC.

    Four Embarcadero Center
    Suite 3000
    San Francisco, CA 94111
    (800) 237-4218

                                                                2520-Q3-7/99


KLEINWORT

BENSON

AUSTRALIAN

INCOME FUND, INC.






QUARTERLY REPORT
JULY 31, 1999